“Health Assistance” Designated Medicine Supply Contract

Party A: Chinese Red Cross Health Assistance Office
Party B: Harbin OT Pharmaceutical Co., Ltd.

To advocate the spirit of “humanity, philanthropy and dedication”, further expand the influence of Red Cross and improve public health, “Health Assistance” Office will use all of gynecological medicine (including Shehuang Suppository) of OT series produced by Party B as designated medicine in “Health Assistance——Red Cross Actions”. The two parties enter into the following agreements:

1. Having ascertained by Party A and examined by special review board, all gynecological medicine (including Shehuang Suppository) of OT series produced by Party B shall be the designated medicines in “Health Assistance——Red Cross Actions.

2. Party B should ensure to provide designated medicines for “Health Assistance Station” in “Health Assistance——Red Cross Actions” while performing other sales contract.

3. Party B shall provide medicines to “Health Assistance Station” in accordance with Party A’s written notice. Party B shall deliver medicine to “Health Assistance Station” within three working days after receiving the notice.

4. Settlement of accounts: The two parties shall check the total amount of medicine provided in 2005 before Dec.12th 2005. Party A will pay Party B after the Chinese government allocates sufficient grants to Health Assistance Office.

5. Party B shall ensure to provide medicine with good quality.

6. The term of the contract is temporarily designated as two years.

7. This contract has one version and four copies, each party possessing two copies.

Party A: /s/ Chinese Red Cross Health Assistance Office
Oct.22nd, 2004

Party B: /s/ Harbin OT Pharmaceutical Co., Ltd.
Oct.22nd, 2004